UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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HILLS BANCORPORATION

(Name of Registrant as Specified in Its Charter)

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HILLS BANCORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 19, 2010

The Annual Meeting of the Shareholders of Hills Bancorporation, an Iowa corporation (the "Company"), will be held at the Hills Community Center, Hills, Iowa, on Monday, the 19th day of April, 2010, at 4:00 o'clock p.m., local time, for the following purposes:

1.	To elect three members of the Board of Directors.
2.	To approve the Hills Bancorporation 2010 Stock Option and Incentive Plan.
3.	To transact such other business as may properly be brought before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 5, 2010, as the record date for the determination of the shareholders entitled to notice of, and to vote at, the meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote at the meeting, or any adjournments thereof.

TO INSURE YOUR REPRESENTATION AT THE MEETING, THE BOARD OF DIRECTORS OF THE COMPANY SOLICITS YOU TO MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY WITHDRAW YOUR PROXY AND DO SO.

Important Notice Regarding Availability of Proxy Materials for the Shareholders' Meeting to be held on April 19, 2010.

Pursuant to the rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you of the availability of our proxy materials on the internet.

This Notice of Meeting, Proxy Statement, and our Annual Report to Shareholders for the fiscal year ended December 31, 2009, are available online and may be accessed at www.envisionreports.com/HBIA or www.edocumentview.com/HBIA. In accordance with such new rules, we do not use "cookies" or other software that identifies visitors accessing these materials on this website. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Date: March 19, 2010	By Order of the Board of Directors

/s/ Dwight O. Seegmiller
Hills Bancorporation	Dwight O. Seegmiller
131 Main Street	President and CEO
Hills, Iowa 52235

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS OF
HILLS BANCORPORATION

To Be Held on April 19, 2010

HILLS BANCORPORATION
131 Main Street
Hills, Iowa 52235

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 19, 2010

This Proxy Statement is furnished to shareholders of Hills Bancorporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for the Annual Meeting of Shareholders to be held April 19, 2010, and any adjournments thereof. This Proxy Statement and form of Proxy enclosed herewith are first sent to the shareholders of the Company entitled to vote at the Annual Meeting on or about March 19, 2010.

If the accompanying Proxy is properly signed and returned and is not withdrawn or revoked, the shares represented thereby will be voted in accordance with the specifications thereon. If the manner of voting such shares is not indicated on the Proxy, the shares will be voted FOR the election of the nominees for directors named herein and FOR approval of the Hills Bancorporation 2010 Stock Option and Incentive Plan. Election of any nominee as a director and approval of the Hills Bancorporation 2010 Stock Option and Incentive Plan requires a majority of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Board of Directors recommends that you vote FOR each of the director nominees named in this Proxy Statement and FOR approval of the Hills Bancorporation 2010 Stock Option and Incentive Plan.

Only shareholders of record at the close of business on March 5, 2010, are entitled to notice of and to vote at the meeting. There were 4,418,500 shares of Common Stock of the Company outstanding at the close of business on that date, all of which will be entitled to vote. The presence, in person or by proxy, of the holders of a majority of such outstanding shares is necessary to constitute a quorum for the transaction of business at the meeting. Holders of the shares of Common Stock are entitled to one vote per share standing in their names on the record date on all matters. Shareholders do not have cumulative voting rights. If the holder of shares abstains from voting on any matter, or if shares are held by a broker which has indicated that it does not have discretionary authority to vote on a particular matter, those shares will be counted for quorum purposes, but will not be counted as votes cast with respect to any matter to come before the meeting and will not affect the outcome of any matter.

The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without extra compensation, by telephone, facsimile or personal contact. It will greatly assist the Company in limiting expense in connection with the meeting if shareholders who do not expect to attend in person will return signed proxies promptly whether they own a few or many shares.

A shareholder may revoke his or her Proxy at any time prior to the voting thereof by filing with the Treasurer of the Company at the Company's principal office at 131 Main Street, Hills, Iowa 52235, a written revocation or a duly executed Proxy bearing a later date. A shareholder may also withdraw the Proxy at the meeting at any time before it is exercised.

INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS

The Company currently has eleven directors with staggered terms of office. Three nominees for election to the Board of Directors at the 2010 Annual Meeting of Shareholders, each of whom presently serves on the Board of Directors, are nominated to serve for a three-year term. The Board of Directors has no reason to believe that any nominee will be unable to serve as a director, if elected. However, in case any nominee should become unavailable for election, the proxy will be voted for such substitute, if any, as the Board of Directors may designate.

Each director of the Company also serves as a director of the Company's wholly-owned subsidiary, which is a commercial bank. The commercial bank is Hills Bank and Trust Company (the "Bank"). The Company anticipates that, following the election of the nominees set forth below, all directors of the Company will continue to serve as directors of the Bank. The directors of the Bank are elected by the vote of the Company as the sole shareholder of the Bank.

Set forth below are the names of the three persons nominated by the Board of Directors for election as directors of the Company at the 2010 Annual Meeting, along with certain other information concerning such persons.

Name and Year First Became a Director	Age	Positions & Offices Held With Company	Principal Occupation or Employment During the Past Five Years and Education Pertaining to Board of Director Qualifications

Directors Serving Until the 2013 Annual Meeting

Michael E. Hodge 2000-Company 2000-Bank	56	Director	President and shareholder of Hodge Construction Company, an Iowa City, Iowa business. Mr. Hodge obtained a BS in civil engineering from the University of Iowa.

John W. Phelan 2007-Company 2007-Bank	55	Director	Vice President and General Manager of Cedar Rapids Television Company, d/b/a KCRG-TV. KCRG-TV is the local Cedar Rapids, Iowa ABC affiliate.

Sheldon E. Yoder, D.V.M. 1997-Company 1997-Bank	57	Director
President and shareholder of Kalona Veterinary Clinic, P.C., located in Kalona, Iowa. Dr. Yoder is a graduate of the Iowa State University College of Veterinary Medicine. He has been the President of Kalona Veterinary Clinic since 1978.

INFORMATION CONCERNING DIRECTORS OTHER THAN NOMINEES

The following table sets forth certain information with respect to directors of the Company who will continue to serve as directors subsequent to the 2010 Annual Meeting and who are not nominees for election at the 2010 Annual Meeting.

Name and Year First Became a Director	Age	Positions & Offices Held With Company	Principal Occupation or Employment During the Past Five Years and Education Pertaining to Board of Director Qualifications

Director Nominees Who Will Serve Until the 2011 Annual Meeting

James A. Nowak 2004-Company 2004-Bank	62	Director
Partner- McGladrey & Pullen, LLP (Retired), Cedar Rapids, Iowa, July 2004 to present; previously Audit and Accounting Partner with McGladrey & Pullen, LLP, 1976-2004. Mr. Nowak is a graduate of the University of Wisconsin and a certified public accountant.

Theodore H. Pacha 1990-Company 1990-Bank	61	Director
President and owner of THEO Resources LLC, a business investment and consulting company in Iowa City, Iowa, May 1999 to present. Senior Vice President of Operations for Duffy's Collectible Cars in Cedar Rapids, Iowa. Mr. Pacha previously founded and owned Hawkeye Medical Supply, Inc., a medical supplies company, located in Iowa City, Iowa, until its sale in 1998.

Ann Marie Rhodes 1993-Company 1993-Bank	56	Director
The University of Iowa - Clinical Associate Professor of Nursing and Instructor College of College of Law. Ms. Rhodes obtained a nursing degree from The College of Saint Teresa and a masters in nursing from the University of Iowa. In addition, Ms. Rhodes received her law degree from the University of Iowa College of Law.

Ronald E. Stutsman 1984-Company 1981-Bank	70	Director & Vice President
Executive officer and shareholder of Eldon C.
Stutsman, Inc., an agricultural supply company
in Hills, Iowa. Mr. Stutsman is a graduate of Iowa State University with a major in agricultural business and a minor in economics.

INFORMATION CONCERNING DIRECTORS OTHER THAN NOMINEES

The following table sets forth certain information with respect to directors of the Company who will continue to serve as directors subsequent to the 2010 Annual Meeting and who are not nominees for election at the 2010 Annual Meeting.

Name and Year First Became a Director	Age	Positions & Offices Held With Company	Principal Occupation or Employment During the Past Five Years and Education Pertaining to Board of Director Qualifications

Directors Serving Until the 2012 Annual Meeting

Willis M. Bywater 1984-Company 1979-Bank	71	Director
Executive officer and shareholder of Economy Advertising Company, a commercial printing and advertising specialties company in Iowa City, Iowa. Mr. Bywater graduated from Iowa State University with a major in mechanical engineering.

Michael S. Donovan 2007-Company 2007-Bank	47	Director
Farmer and President of Donovan & Sons, Ltd., a local Johnson County, Iowa family farm corporation, and partner in PVP1, LLP, a local pork production operation. Mr. Donovan is a graduate of Northern Iowa Community College.

Thomas J. Gill, D.D.S. 1993-Company 1993-Bank	63	Director	Dentist - Private Practice in Coralville, Iowa since 1980. Dr. Gill is a graduate of the University of Iowa College of Dentistry.

Dwight O. Seegmiller 1986-Company 1986-Bank	57	Director & President
President of the Company and the Bank. Mr. Seegmiller is a graduate of Iowa State University's Agricultural Business Honors Program and the Stonier Graduate School of Banking at Rutgers University. He joined the Company in 1975 and has been President of the Company since1986. Prior to 1986, Mr. Seegmiller was a Senior Vice President of Lending.

None of the nominees or directors serves as a director of another company whose securities are registered under the Securities Exchange Act of 1934 or a company registered under the Investment Company Act of 1940.

CORPORATE GOVERNANCE AND THE BOARDS OF DIRECTORS

Board of Directors of the Company

The Board of Directors of the Company meets on a regularly scheduled basis. During 2009, the Board of Directors of the Company held an annual meeting, one special meeting and twelve regular meetings. The Board of Directors of the Company has not established any standing executive or nominating committees or committees performing similar functions. During 2009, all directors of the Company attended at least seventy-five percent of the total number of meetings of the Board. Although the Company does not have a formal policy regarding attendance by directors at annual shareholder meetings, such attendance is encouraged. In 2009, all eleven of the Company's directors attended the annual shareholders' meeting.

Each of the Company's directors, with the exception of Mr. Seegmiller, has been determined by the Board of Directors to be an "independent director" as defined by The NASDAQ OMX Group, Inc., formerly The Nasdaq Stock Market Inc. ("NASDAQ"). Mr. Seegmiller is not considered to be independent since he is the President of the Company and the Bank. In determining director independence, the Board of Directors considers all relevant facts and circumstances, including the independence standards set forth in the rules of the NASDAQ stock market. In order to be considered independent, a director must be free from any relationship which, in the opinion of the Company's Board of Directors would interfere with the exercise of independent judgment. The Board of Directors considered certain transactions, relationships or arrangements which are described herein under the heading "Compensation and Incentive Stock Committee Interlocks and Insider Participation" in making its determination of director independence.

Different individuals have traditionally served as Chairman of the Company's Board of Directors and as the principal executive officer of the Company, and the Company expects to continue to follow this approach in the future. The Company's Board of Directors considers that having an independent director, currently Ronald E. Stutsman, serve as Chairman of the Board of Directors promotes good corporate governance by providing a non-management leadership structure and that such a leadership structure is encouraged by bank regulators. The Board of Directors takes an active role in providing risk oversight of the operations of the Company and the Bank. The Company's Board of Directors engages in various risk oversight activities which include coordination of the risk oversight activities engaged in by the Company's Audit Committee and committees of the Bank's Board of Directors.

Regulation O requires loans made to executive officers and directors to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for other transactions by the Company with other persons. Such loans may not involve more than the normal risk of repayment or present other unfavorable features.

The Board of Directors of the Company has established a committee (the "Audit Committee") consisting of three non-employee directors, currently consisting of Directors Gill, Nowak and Rhodes. The Audit Committee recommends to the Board of Directors the engagement of the independent registered public accounting firm and reviews with the independent registered public accounting firm the scope and results of the audits, the Company's internal accounting controls and the professional services furnished by the independent registered public accounting firm. All three members of the Audit Committee are "independent" as defined under the rules of NASDAQ. The Board has determined that Director Nowak qualifies as an Audit Committee Financial Expert under applicable law. The Audit Committee met six times in 2009. All members of the Audit Committee have attended at least seventy-five percent of the total number of the meetings held in 2009. Audit Committee members are compensated by the Bank as indicated herein the Schedule of Directors Fees. The Board of Directors has adopted a written charter for the Audit Committee.

The Board of Directors of the Company has established a committee (the "Compensation and Incentive Stock Committee") consisting of the ten non-employee directors (i.e., all directors but Mr. Seegmiller), all of whom are considered to be "independent" as defined under the rules of NASDAQ. The Compensation and Incentive Stock Committee makes decisions regarding executive officer salaries, bonuses, grants of awards to all officers pursuant to the Hills Bancorporation 2000 Stock Option and Incentive Plan (the "Incentive Stock Plan"), contributions to the Hills Bank and Trust Company Employee Stock Ownership Plan (the "ESOP"), and contributions to the Hills Bank and Trust Company 401(k) Profit Sharing Plan (the "Profit Sharing Plan"). The Compensation and Incentive Stock Committee held five meetings during 2009. Four of such meetings involved approval of grants of restricted stock to officers and one of the meetings involved approval of grants of stock options to independent directors. All members of the Compensation and Incentive Stock Committee attended at least seventy-five percent of the meetings. Directors are not compensated for meetings of the Compensation and Incentive Stock Committee.

Board of Directors of the Bank

The business and affairs of the Bank are managed by the Board of Directors of the Bank, the membership of which is identical to that of the Board of Directors of the Company. The Board of Directors of the Bank holds regular monthly meetings. In 2009, the Board of Directors of the Bank held an annual meeting and twelve regular meetings. The Board of Directors of the Bank has established the Trust Committee, the Audit Committee, the Loan Committee and the Employee Stock Ownership Plan ("ESOP") Committee as standing committees of the Board of Directors of the Bank. Directors Pacha, Phelan, Seegmiller and Yoder serve on the Trust Committee; Directors Gill, Nowak and Rhodes serve on the Audit Committee; Directors Bywater, Donovan, Hodge, Phelan and Seegmiller serve on the Loan Committee; and Director Stutsman serves on the ESOP Committee. The six directors not appointed to the Loan Committee are invited to attend meetings of that committee and are compensated for such attendance at the same rate as members of the Loan Committee for each meeting attended. The Bank has established no standing executive, nominating or compensation committees of the Board of Directors or committees performing similar functions.

The Trust Committee is responsible for overseeing and annually reviewing the status of all trusts for which the Bank's Trust Department acts in a fiduciary capacity. The Trust Committee met twelve times during 2009. The Audit Committee held six meetings during 2009 and is responsible for coordinating the audit with KPMG LLP and addressing internal audit functions. The Loan Committee held twelve meetings during 2009 and is responsible for review and oversight of the loan activities of the Bank. The ESOP Committee, which is responsible for overseeing the ESOP in connection with which Hills Trust Department serves as trustee, had three meetings during 2009. During 2009, all of the directors of the Bank attended at least 75% of the total number of meetings of the Board of Directors and all except one of the Directors of the Bank appointed to committees attended at least 75% of the meetings of the committee to which such directors were appointed. Director Bywater attended eight of twelve Loan Committee meetings.

Schedule of Directors Fees

Directors of the Company and the Bank who are not employees of the Company or the Bank (all Directors but Mr. Seegmiller) are compensated for their service as a directors as shown in the table below:

Compensation Item	Company	Bank

Annual Retainer (paid quarterly):
Chairman of the Board	N/A	$12,000
Board Member	N/A	8,400

Meeting Fees:
Board Meetings	$225	375
Committee:
Audit	0	275
Compensation and Incentive Stock	0	N/A
Employee Stock Ownership Plan/Profit Sharing	N/A	275
Loan	N/A	275
Trust	N/A	275

Director Deferral Plan:

Under the Company's Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan") which was initiated in 1997, each director may elect to defer up to 50% of such director's cash compensation from retainers and meeting fees. Any amount so deferred is credited to the director's deferred compensation account and converted to units equivalent in value to the fair market value of a share of stock in Hills Bancorporation. The "stock units" are book entry only and do not represent an actual purchase of stock. The director's account is adjusted each year for dividends paid and the change in the market value of Hills Bancorporation stock. The liability for the deferred directors' fees is unfunded and unsecured for the participants.

Director Compensation Table

The following table provides information concerning the compensation of all the directors other than Mr. Seegmiller for the fiscal year ended December 31, 2009.

	Fees Earned or	Stock	Option	Non-Equity Incentive Plan	Change in Pension Value and Nonqualified Deferred	All Other
Name	Paid in Cash ($)	Awards ($)	Awards ($)(1)(2)	Compensation($)	Compensations Earnings ($)	Compensation($)	Total($)
Willis M. Bywater	$17,200	$0	$5,800	$0	$0	$0	$23,000
Michael S. Donovan	$18,900	$0	$13,577	$0	$0	$0	$32,477
Thomas J. Gill, D.D.S.	$20,550	$0	$5,800	$0	$0	$0	$26,350
Michael E. Hodge	$18,350	$0	$5,800	$0	$0	$0	$24,150
James A. Nowak	$20,000	$0	$5,800	$0	$0	$0	$25,800
Theodore H. Pacha	$20,775	$0	$5,800	$0	$0	$0	$26,575
John W. Phelan	$20,825	$0	$7,777	$0	$0	$0	$28,602
Ann Marie Rhodes	$20,825	$0	$0	$0	$0	$0	$20,825
Ronald E. Stutsman	$19,875	$0	$5,800	$0	$0	$0	$26,675
Sheldon E. Yoder, D.V.M.	$21,050	$0	$5,800	$0	$0	$0	$26,850

NOTE:

(1)
As of December 31, 2009, the aggregate number of unexercised stock options (not all of which were vested) held by each director is shown under the heading "Security Ownership of Certain Beneficial Owners and Management."

(2)
Amounts shown represent the aggregate grant date fair value of the option awards granted to each Director computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 18 ("ASC 18").

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Set forth in the following table is certain information on each person who is known to the Board of Directors to be the beneficial owner as of March 5, 2010 of more than 5% of the Company's Common Stock, which is the only class of equity securities that the Company has outstanding.

Amount and Nature of Beneficial Ownership

Name and Address of Beneficial Owner	Total Shares Beneficially Owned	Sole Voting and Investment Power	Shared Voting and Investment Power		Percent of Class

Hills Bank and Trust Company, as trustee of the Hills Bank and Trust Company Employee Stock Ownership Plan (the "ESOP") 131 Main Street Hills, Iowa 52235	432,043	0	432,043	(1)	9.77%

NOTE:
(1)
Consists of shares of Company Common Stock allocated to the accounts of employees of the Bank who are eligible to participate in the ESOP. Employees are entitled to direct the trustee how to vote shares allocated to their accounts.

The following table sets forth as of March 5, 2010 the number of shares of the Company's Common Stock beneficially owned by each director, nominee for director, the executive officer and all the directors and the executive officer as a group. The Company has not adopted a share ownership policy or a share retention policy for the directors or the executive officers.

Amount and Nature of Beneficial Ownership

	Total Shares Beneficially		Sole Voting and Investment	Shared Voting and Investment	Percent of
Name	Owned		Power	Power	Class (5)
Directors
Willis M. Bywater	73,701	(3)	55,701	18,000	1.67%
Michael S. Donovan	5,670	(2), (3)	2,000	3,670	.13%
Thomas J. Gill, D.D.S.	10,128	(3)	10,128	0	.23%
Michael E. Hodge	9,174	(1), (3)	6,474	2,700	.21%
James A. Nowak	5,356	(1), (3)	5,356	0	.12%
Theodore H. Pacha	11,503	(3)	11,503	0	.26%
John W. Phelan	700	(2)	500	200	.02%
Ann Marie Rhodes	250		250	0	.01%
Dwight O. Seegmiller	124,681	(4)	77,778	46,903	2.82%
Ronald E. Stutsman	51,166	(3)	16,081	35,085	1.16%
Sheldon E. Yoder, D.V.M.	10,695	(3)	9,768	927	.24%
Non-Director Executive Officer
James G. Pratt	71,247	(4)	22,185	49,062	1.61%
All Directors and	374,271		217,724	156,547	8.46%
Executive Officer as a group (12 persons)

NOTES:

(1)
This figure includes 2,940 and 1,440 shares subject to currently exercisable stock options granted in 2004 to two directors pursuant to the Incentive Stock Plan. The exercise price for Director Hodge's 2,940 options, granted in May, 2004, is $34.50 per share. The exercise price for Director Nowak's 1,440 options, granted in October, 2004, is $36.25. The options will expire ten years after the grant date or two years after the director's term of service on the Board of Directors of the Company ends, whichever occurs first.

(2)
This figure does not include 2,290 shares subject to stock options, not currently exercisable, granted in 2007 to each of two Directors pursuant to the Incentive Stock Plan. The options granted are subject to a five-year vesting requirement and no options may be exercised before May, 2012. The exercise prices for Director Donovan's 2,290 options and Director Phelan's 2,290 options, both granted in May, 2007 are $52.00 per share. The options will expire ten years after the grant date or two years after the Director's term of service on the Board of Directors of the Company ends, whichever occurs first.

(3)	This figure includes the exercise of 2,000 options in 2009. The options were granted in 2009 pursuant to the Incentive Stock Plan. The exercise price for the shares was $53.00 per share.

(4)
This figure includes shares held by the ESOP which have been allocated to the executive officers for voting purposes. The following numbers of shares have been allocated under the ESOP to the executive officers for voting purposes: Mr. Seegmiller -43,303; Mr. Pratt - 35,462; all executive officers as a group - 78,765.

(5)
Includes, for each such person, shares that are deemed to be beneficially owned by such person (a) because such shares are subject to options currently exercisable by such person or (b) because such shares are held by the ESOP and have been allocated to such person with shared voting power, as noted in Notes 1, 2,3 and 4.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Directors and executive officers and greater than 10 percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no other reports were required, the Company believes that all filing requirements applicable to the directors and executive officers were complied with during 2009.

COMPENSATION AND INCENTIVE STOCK COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

All compensation decisions affecting the executive officers of the Company and the Bank are made by the Compensation and Incentive Stock Committee of the Board of Directors. Mr. Seegmiller, President of the Bank, serves on the Board of Directors of the Bank, but does not participate in deliberations or voting on decisions concerning compensation of executive officers. The Committee deliberates and votes upon the compensation to be paid to each of the two executive officers. Decisions regarding the award of stock options to the two executive officers pursuant to the Company's Incentive Stock Plan are made by the Committee consisting of the ten non-employee directors (all directors but Mr. Seegmiller).

Willis M. Bywater and Michael E. Hodge, both members of the Board of Directors of the Bank and of the Compensation and Incentive Stock Committee, participated in deliberations concerning executive compensation matters during 2009. Under rules of the Securities and Exchange Commission, the Bank is required to disclose that it has had certain business relationships during 2009 with Economy Advertising Company, a commercial printing and specialty advertising firm, and with Hodge Construction Company, a general contractor. In addition, Mr. Hodge is a 15% investor in the limited liability corporation, OC Group, L.C. that is the owner of the Old Capitol Town Center, a portion of which is leased by the Bank for a bank office location.

Mr. Bywater is an executive officer and principal shareholder of Economy Advertising Company. During 2009, the Bank paid the sum of $200,190 to Economy Advertising Company for commercial printing services and for the purchase of calendars and other specialty advertising items. The Bank contemplates that it will purchase a similar amount of goods and services from Economy Advertising Company during 2010. Such business relationships have been entered into in the ordinary course of business of the Bank and consider among other factors the prices charged for the goods and services by similar businesses in the area, the vendor's quality and timely service history and the vendor's banking relationships with the Bank.

Mr. Hodge is an executive officer and principal shareholder of Hodge Construction Company. The Bank has an agreement with the OC Group, L.C. under which it leased 5,845 square feet of space in Old Capitol Town Center, a two-story building with a total of 270,000 square feet, located in downtown Iowa City. Mr. Hodge holds a fifteen percent (15%) ownership interest in OC Group, L.C., the owner of Old Capitol Town Center. The ten-year lease began on June 1, 2004. The lease term is subject to renewal options. The Bank's annual lease payment on this space is currently $20.14 per square foot and increases 2% per year, plus annual common area maintenance charges of $4.00 per square foot. The Bank is also responsible for payment of the real estate taxes allocated to the leased space. The annual lease cost in 2009 was $135,363 before payment of such real estate taxes. In the opinion of management, the cost of the leased space is similar to the cost of leasing comparable commercial property in downtown Iowa City.

The Board of Directors of the Bank does not believe that the participation by Mr. Bywater and Mr. Hodge in the deliberations concerning executive compensation has provided the executive officers of the Bank with more favorable compensation arrangements than would have been the case absent their participation in such deliberations. In addition, both Mr. Bywater and Mr. Hodge are considered to be "independent directors" as defined by NASDAQ.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In the following Compensation Discussion and Analysis section, the Company provides information concerning compensation and benefits provided to the two executive officers of the Company (the "Named Executive Officers"). The Named Executive Officers are Dwight O. Seegmiller, who is the President and Principal Executive Officer ("PEO") and James G. Pratt, who is the Secretary/Treasurer and Principal Financial Officer ("PFO").

The Compensation and Incentive Stock Committee (the "Committee") of the Board has responsibility for establishing and implementing the Company's executive compensation program, which includes the compensation provided to the Named Executive Officers identified in the Summary Compensation Table and other tables on the following pages of this Proxy Statement. Through its work, the Committee endeavors to maintain executive compensation that is fair, reasonable and consistent with the Company's size and the compensation practices of the financial services industry. The goal of the Committee is to attract, develop and retain high caliber executives who are capable of increasing the Company's performance for the benefit of its shareholders while maintaining the philosophy of community banking. The Board of Directors has not adopted a written charter for the Compensation Committee.

The factors the Committee considers in determining the level and composition of compensation include but are not limited to the following: (1) the Bank's performance as compared to internally-established goals for the most recently ended fiscal year and to the performance of other Iowa-based financial institutions, (2) the individual officer's level of responsibility within the Bank and (3) competitive compensation data. In addition, the Committee considers the financial performance for the current year including the business plan containing the financial performance goals measured primarily in terms of earnings per share, growth of the Company, asset quality, return on assets and return on stockholders' equity. The Committee also considers the financial budget for the upcoming fiscal year and the Company's updated strategic plan. While the foregoing factors are not specifically weighted in the decision-making process, primary emphasis is placed on the Bank's performance during the previous year as compared to the internally-established goals. Although the Board reviewed a number of objective factors as described above in setting compensation for 2009, its final decision was based on a subjective determination. Details regarding the compensation of each of the Named Executive Officers are set forth in the tables that appear below.

The Committee has strategic and administrative responsibility for a broad range of issues, including ensuring that the Company compensates key management employees effectively and in a manner consistent with the Company's compensation strategy. The Committee also oversees the administration of executive compensation plans, including the design, performance measures, and award opportunities for management compensation programs, and certain employee benefits.

The Committee's policy is to review management compensation at least annually. The Committee makes these reviews to ensure that management compensation is consistent with our compensation philosophies, Company and personal performance, changes in market practices, changes in an individual's responsibilities, and inflation. The Compensation Committee has not engaged outside consultants; however, that option is available for the Committee.

In 2009, the Committee took the actions listed below:

•	Reviewed the financial performance of the Company based on a comparison of actual net income to budgeted and prior year net income.
•	Reviewed leadership and quality of contribution to the strategic direction of the Company.
•	Reviewed peer performance data versus the Company and discussed goals for 2009 and beyond.
•	Reviewed overall contributions by the Company to the communities it serves.
•
Reviewed contributions to the management of the Company's employees and daily operations, the administration of the Company's policies and procedures and enhancement of long-term relationships with customers.

•	Reviewed the current total compensation package for the Named Executive Officers to determine market competitiveness.
•	Performed an evaluation of the Named Executive Officers.
•	Approved annual salary adjustments for 2009.

After considering all the compensation paid to the Named Executive Officers, the Compensation Committee has determined that the compensation is reasonable and not excessive.

The Company's overall compensation objectives are to pay salaries and provide benefits that are appropriate and competitive in the Bank's local marketplace, with the level of and increase in said compensation based on individual performance as it affects the overall financial results of the Company.

The Company's executive compensation program has been designed to achieve two primary objectives: (1) to reward current corporate and individual performance through salary increases and opportunities for cash bonuses; and (2) to reward long-term corporate and individual performance through participation in the ESOP and Profit Sharing Plan, the Deferred Compensation Plan and participation in the Incentive Stock Plan. The amounts and types of compensation paid in 2009 (as set forth below) fit into the Company's overall compensation objectives by achieving those two objectives.

In addition, the executive compensation program of the Company and the Bank has been designed to:

•	provide a pay-for-performance policy that differentiates compensation amounts based upon corporate and individual performance;
•
provide compensation opportunities comparable to those offered by other Iowa-based financial institutions and Midwest banks of similar asset size, thus allowing the Bank to compete for and retain talented executives who are essential to the long-term success of the Company and the Bank;

•	align the interest of the officers with the long-term interest of the Company's shareholders through the ownership of Company Common Stock; and
•
maintain a corporate environment which encourages stability and long-term focus for the primary constituencies of the Company, including shareholders, employees, customers, regulatory agencies and the communities it serves.

Competitive Positioning

In determining the amount of Named Executive Officer salaries each year, the Committee reviews salaries paid to officers holding similar positions in other Iowa-based financial institutions and compensation data from SNL Financial concerning salaries paid by other Midwest banks having between $1 billion and $3 billion in assets. The Committee also reviews compensation data from the Iowa Bankers' Association. The companies included in the peer group are reviewed annually and may change based on size, merger, acquisition activity and other pertinent factors. Review of this information is done primarily to determine that the salary established is at a competitive level. The Committee does not set strict parameters using this data. Rather, the Committee uses this data to ensure that Named Executive Officer's compensation paid by the Bank is not inconsistent with compensation levels at appropriately defined peer organizations.

The Committee attempts to make compensation decisions consistent with the foregoing objectives and considerations including, in particular, market levels of compensation it believes are necessary to attract, retain, and motivate our Named Executive Officers.

Decisions Regarding Composition of Total Compensation
The Company provides a competitive mix of pay elements that align executive incentives with shareholder value. Our executive compensation program includes salary, cash bonuses and long-term compensation.

Elements of Compensation

The forms of compensation paid in 2009 are comprised of the following:

Salaries and cash bonuses: Salary is designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. We pay salaries because it provides a basic level of compensation and is necessary to recruit and retain executives. An important aspect of salary is the Committee's ability to use annual base salary adjustments to reflect an individual's performance or changed responsibilities. Salary levels are also important because the Committee may tie the amount of long-term compensation to an executive's salary. No cash bonuses were paid in 2009 other than the additional cash compensation paid in lieu of contributions to the ESOP and the Hills Bank and Trust Company Profit Sharing Plan that could not be made by the Bank because of Internal Revenue Code limits on such contributions. Details of the additional cash compensation is described in footnote 2 of the Summary Compensation Table.

Participation in the ESOP: The ESOP is a defined contribution plan designed primarily to reward eligible employees for long and loyal service by providing them with retirement benefits. The ESOP is operated in accordance with the provisions of the written plan document. The ESOP is designed and intended to invest primarily in Common Stock issued by the Company and, in so doing, to provide for employee participation in the equity ownership of the Company. Any benefits payable under the ESOP will be based solely upon the amounts contributed for the benefit of a participant and any changes in the value of those contributions while they are held in the ESOP. The ESOP does not require or allow contributions by participating employees. Subject to certain exceptions, contributions to the ESOP are fully vested after six (6) years of service with the Bank. In 2009, the Bank, as plan sponsor of the ESOP, made an annual ESOP contribution which was allocated among all participating employees of the Bank, including the executive officers, based on their annual salaries.

Participation in the Profit-Sharing Plan: The Bank is the trustee of the Profit Sharing Plan. The Profit Sharing Plan is operated in accordance with the provisions of the written plan document. Employees of the Bank are eligible to participate in the Profit Sharing Plan. The Profit Sharing Plan, like the ESOP, is designed primarily to reward eligible employees for long and loyal service by providing them with retirement benefits. The Profit Sharing Plan is a defined contribution plan and is primarily invested in assets other than equity securities of the Company. Any benefits payable under the Profit Sharing Plan will be based solely upon the amounts contributed by the Bank for the benefit of a participant and any changes in the value of those contributions while they are held in the Profit Sharing Plan. Apart from the qualified 401(k) plan that is part of the Profit Sharing plan, the Profit Sharing Plan does not require or allow contributions by participating employees. Subject to certain exceptions, contributions to the Profit Sharing Plan are fully vested after six (6) years of service with the Bank. In 2009, the Bank, as sponsor of the Profit Sharing Plan, did not make a Profit Sharing Plan contribution.

As part of the Profit Sharing Plan, the Company offers a qualified 401(k) plan to provide a tax-advantaged savings vehicle. The Company makes matching contributions to the 401(k) plan to encourage employees to save money for their retirement. This 401(k) plan and such matching contributions enhance the range of benefits offered to employees and the Company's ability to attract and retain employees. The 401(k) segment of the Profit-Sharing Plan covers all eligible employees of the Bank. Employees are eligible to participate in elective salary deferrals. Participants may contribute up to 100% of eligible compensation, limited to the maximum amount deductible under the Internal Revenue Code for employee salary reduction. The Plan provides for an employer matching contribution equal to 25% of the employee's deferral, limited to deferrals of up to 4% of compensation, therefore the maximum Company contribution is 1% of compensation. Subject to certain exceptions, both employee contributions and the Company's matching contribution are vested immediately.

Amounts and Allocations: The amount of the ESOP contribution and the amount of the Profit Sharing Plan contribution and the allocation between the two plans is based on the recommendations by Bank management each year. The Board of Directors decides whether or not to approve management's recommendation. The Board of Directors' decision is based on the achievement of financial performance goals of the Bank as established in the Bank's annual budget and business plan.

Participation in the Deferred Compensation Program: This program allows Named Executive Officers to elect to defer a portion of their salaried compensation for payment by the Company at a subsequent date. The Plan was initiated due to the Internal Revenue Service limits of contributions on the Bank's 401(k) plan for the Named Executive Officers. The Board of Directors approved a non-qualifying Deferred Compensation Program in 1995 when the 401(k) feature was added to the Bank-sponsored Profit Sharing Plan. The Named Executive Officers can defer up to 30% of their base compensation and up to 100% of any bonus into the Deferred Compensation Plan.

Any amount so deferred is credited to the Named Executive Officer's deferred compensation account and converted to units equivalent in value to the fair market value of a share of stock in Hills Bancorporation. The "stock units" are book entry only and do not represent an actual purchase of stock. The Named Executive Officer's account is adjusted each year for dividends paid and the change in the market value of Hills Bancorporation stock. The deferrals and earnings grow tax deferred until withdrawn from the plan. Earnings credited to the individuals' accounts are recorded as compensation expense when earned.

Perquisites and other benefits: Perquisites and other benefits represent a very small part of our overall compensation package, and are offered only after consideration of business need. The Committee annually reviews the perquisites and other personal benefits that we provide to senior management.

Stock-Based Compensation - Procedures Regarding Approval and Timing and Pricing of Awards

The terms of the Incentive Stock Plan require that the Committee approve all grants of stock options and that stock options be granted only at current market prices. The exercise price of stock options is set at the stock price on the date of grant.

We try to make stock option grants at times when they will not be influenced by scheduled release of information. We do not otherwise time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation.

Role of Executive Officers in Determining Executive Compensation

The Committee oversees the administration of executive compensation plans, including the design, performance measures, award opportunities and certain employee benefits that are included in the Company's compensation program. Each year the Named Executive Officers make recommendations to the Committee concerning the amount of the ESOP contribution and the amount of the Profit Sharing Plan contribution. The Committee has the authority to determine, and approves all compensation and awards to Mr. Seegmiller without his participation. Mr. Seegmiller makes recommendations to the Committee concerning the compensation of Mr. Pratt. The Committee annually reviews and makes determinations concerning the elements of such compensation. The Named Executive Officers do not otherwise determine or make recommendations regarding the amount or form of executive or director compensation.

Adjustments to Incentive Compensation as a Result of Financial Statement Restatements

The Committee will consider adjusting future awards or recovering past awards in the event of a material restatement of the Company's financial results. If, in the exercise of its business judgment, the Committee believes that it is in the Company's best interests to do so, the Committee will seek recovery or cancellation of any bonus or other incentive payments made to an executive on the basis of having met or exceeded performance targets during a period of fraudulent activity or a material misstatement of financial results where the Committee determines that such recovery or cancellation is appropriate due to intentional misconduct by the executive officer that resulted in such performance targets being achieved which would not have been achieved absent such misconduct.

Tax Considerations

Section 162(m) of the Internal Revenue Code places limits on the deductibility of compensation in excess of $1 million paid to executive officers of publicly held companies. The Committee does not believe that Section 162(m) has had or will have any impact on the compensation policies followed by the Company. It has been and continues to be the Committee's intent that all incentive payments be deductible unless maintaining such deductibility would undermine the Company's ability to meet its primary compensation objectives or is otherwise not in the Company's best interest. All compensation paid to the Named Executive Officers is deductible under Section 162(m) of the Internal Revenue Code.

Amounts deferred under the Deferred Compensation Plan after December 31, 2004 are subject to Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty. In December 2008, the Deferred Compensation Plan was amended as necessary to satisfy the requirements of Section 409A to allow for deferral without immediate taxation, penalty or interest.

Summary

In summary, the Committee believes this mix of compensation elements described above motivates management to produce strong returns for shareholders. The Committee believes this program strikes an appropriate balance between the interests and needs of the Company in operating its business and appropriate employee rewards based on shareholder value creation.

COMPENSATION AND INCENTIVE STOCK COMMITTEE REPORT

The Compensation and Incentive Stock Committee of the Board of Directors has reviewed and discussed with management the "Compensation Discussion and Analysis" included in this Proxy Statement, and based on such review and discussion, the Compensation and Incentive Stock Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in this Proxy Statement.

Compensation and Incentive Stock Committee

Willis M. Bywater	Theodore H. Pacha
Michael S. Donovan	John W. Phelan
Thomas J. Gill, D.D.S.	Ann Marie Rhodes
Michael E. Hodge	Ronald E. Stutsman
James A. Nowak	Sheldon E. Yoder, D.V.M.

RISK MANAGEMENT AND COMPENSATION POLICIES AND PRACTICES

The compensation policies and practices of the Company and the Bank are not believed to create risks that are reasonably likely to have a material adverse effect on operations or financial results. The compensation policies and practices of the Company and the Bank are not designed to provide enormous bonuses and do not encourage employees to take undue amounts of risk. The incentives provided to employees are designed to encourage sound performance over time rather than the pursuit of immediate high-risk profits. The policies and practices of the Company and the Bank include controls that mitigate the potential impact of compensation policies that might otherwise create unacceptable levels of risk.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
PAID TO THE NAMED EXECUTIVE OFFICERS

Overview

The following sections provide a summary of cash and certain other compensation the Company paid for the year ended December 31, 2009 to the Named Executive Officers. Except where noted, the information in the Summary Compensation Table generally pertains to compensation to the Named Executive Officers for the year ended December 31, 2009.

The compensation we disclose below is presented in accordance with SEC regulations. According to those regulations we are required in some cases to include:

•	amounts paid in previous years;

•	amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change in control of the Company;

•
amounts we paid to the Named Executive Officers which might not be considered "compensation" (for example, distributions of deferred compensation earned in prior years, and at-market earnings, dividends, or interest on such amounts).

•
an assumed value for share-based compensation equal to the fair value of the grant as presumed under accounting regulations, even though such value presumes the option will not be forfeited or exercised before the end of its 10-year life, and even though the actual realization of cash from the award depends on whether our stock price appreciates above its price on the date of grant, whether the executive will continue his employment with us, and when the executive chooses to exercise the option.

Therefore, you are encouraged to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, you are encouraged to read this section in conjunction with the Compensation Discussion and Analysis, above.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the last three fiscal years. The Company has not entered into any employment agreements with any of the Named Executive Officers. When setting the total compensation for each of the Named Executive Officers, the Committee reviews information concerning the executive's current compensation and all other compensation.

Name/Position	Year	Salary	Bonus ($)(1)(2)	Stock Awards ($)	Option Awards ($)	Incentive Plan Compensation ($)	Change in Pension Value and Non-Equity Nonqualified Deferred Compensations Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Dwight O.	2009	$369,300	$12,892	$0	$0	$0	$(53,117)	$15,925	$345,000
Seegmiller,
President	2008	$369,300	$16,233	$0	$0	$0	$89,586	$20,700	$495,819
and Principal
Executive	2007	$349,900	$14,740	$0	$0	$0	$2,903	$20,250	$387,793
Officer

James G. Pratt	2009	$279,400	$5,883	$0	$0	$0	$(12,017)	$15,925	$289,191
Secretary,
Treasurer	2008	$279,400	$7,243	$0	$0	$0	$19,689	$20,700	$327,022
and Principal
Financial	2007	$262,500	$6,000	$0	$0	$0	$668	$20,250	$289,418
Officer

NOTES:

(1)	Compensation deferred pursuant to the Company's deferred compensation plan is included in salary and bonus totals.

(2)
Consists of additional cash compensation paid in lieu of contributions to the ESOP and the Hills Bank and Trust Company Profit Sharing Plan (the "Profit Sharing Plan") that could not be made by the Bank because of Internal Revenue Code limits on such contributions.

(3)
The amounts in the column consist of above or below-market returns on deferred compensation accrued during 2009, 2008 and 2007. Under the terms of the Company's deferred compensation plan, returns on such deferred compensation are determined as if all such deferred compensation had been invested in shares of Company common stock with dividends reinvested. The amount of return was computed by comparing these returns with the returns actually achieved by the Hills Bank and Trust Company Employee Stock Ownership Plan (the "ESOP") in which all employees participate and which invests primarily in the Company's common stock with the balance in cash equivalent investments. As of December 31, 2009, the ESOP had 87% of its investment in the Company's common stock and the balance of 13% in cash equivalent investments. The return in 2009 for the Company's common stock was a negative 1.98% while the cash equivalent investments had a return of 17.35%.

(4)	For each of the Named Executive Officers, the figures shown consist of contributions in the following amounts made by the Bank to the Profit Sharing Plan and ESOP for the last three fiscal years:

	Defined Contribution	Employee Stock	Total All Other
	Profit Sharing Plan	Ownership Plan	Compensation
Dwight O. Seegmiller:
2009	$0	$15,925	$15,925
2008	$18,400	$2,300	$20,700
2007	$18,000	$2,250	$20,250
James G. Pratt:
2009	$0	$15,925	$15,925
2008	$18,400	$2,300	$20,700
2007	$18,000	$2,250	$20,250

Grant of Plan-Based Awards Table

The following table provides information concerning each grant of an award made to a Named Executive Officer in the fiscal year ended December 31, 2009.

		Estimated Future Payments Under Awards Non-Equity In incentive Plan Award			Estimated Future Non-Equity I incentive Payments Under Plan Awards			All Other Awards: # of Shares of Stock or	All Other Option Awards: # of Securities	Exercise o Base Price of Option Award	Grant Date Fair Value s of Stock &
Name	Grant Date	Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum(#)	Units(#)	Underlying Options(#)	($/sh)	Option Awards
Dwight O. Seegmiller	N/A	$0	$0	$0	0	0	0	0	0	N/A	N/A
James G. Pratt	N/A	$0	$0	$0	0	0	0	0	0	N/A	N/A

Neither of the Named Executive Officers was granted awards in 2009.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2009.

	# of Securities Underlying Options(#)	# of Securities Underlying Unexercised Options(#)	Equity Incentive Plan Awards # of Securities Underlying Unexercised	Option Exercise	Option Exercise	# of Shares or Units or Stock That Have Not	Market Value of Shares or Units of Stock That Have	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That
Name	Exercisable	Unexercisable	Unearned Options(#)	Price($)	Date	Been Vested(#)	Not Vested(#)	Not Vested(#)
Dwight O. Seegmiller	0	0	0	N/A	N/A	0	0	0	$0 Have Not Vested($)
James G. Pratt	0	0	0	N/A	N/A	0	0	0	$0

Neither of the Named Executive Officers held any unexercised stock options, stock that had not vested or outstanding equity awards at December 31, 2009.

Options Exercised and Stock Vested Table

The following table provides information concerning exercises of stock options and similar instruments, and vesting of stock, during the fiscal year ended December 31, 2009 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Dwight O. Seegmiller	0	$0	0	$0
James G. Pratt	0	$0	0	$0

Neither of the Named Executive Officers had options exercised or stock vested in 2009.

Pension Benefits Table

The following table provides information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement other than defined contribution plans (whether tax qualified or not).

Name	Plan Name	Number of Years of Credited Service(#)	Present Value of Accumulated Benefits($)	Payments During Last Fiscal Year($)

Dwight O. Seegmiller	N/A	0	$0	$0
James G. Pratt	N/A	0	$0	$0

The Company and the Bank do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation Table

The following table provides information with respect to the Deferred Compensation Plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

Name	Executive Contributions in 2009	Registrant Contributions in 2009	Aggregate Earnings in 2009 ($)(2)	Aggregate withdrawals/ Distributions during 2009 ($)	Aggregate Balance at December 31, 2009 ($)

Dwight O. Seegmiller	$39,135	$12,892	$(49,354)	None	$2,407,227
James G. Pratt	$17,446	$5,883	$(11,174)	None	$545,937

NOTES:

(1)	The amounts included in these columns are also included in the "Salary" column and the "Bonus" column in the Summary Compensation Table.
(2)
Amounts included in this column of ($53,117) for Dwight O. Seegmiller and ($12,017) for James G. Pratt are also included in the "Change in Nonqualified Deferred Compensation Earnings" column in the Summary Compensation Table. These amounts represent the market returns on deferred compensation balances.

Termination and Change in Control Payments

Under the terms of the Incentive Stock Plan, in the event of a change in control of the Company, the restrictions and vesting requirements of awards will be immediately exercisable and fully vested and the awards of the participant may be in cash or stock. As of December 31, 2009, as indicated in the compensation tables above, the Named Executive Officers have no outstanding plan-based awards, equity awards or outstanding options or stock vested.

There are no employment contracts, termination of employment agreements, change in control agreements or other arrangements with the executive officers of the Company and the Bank that provide for payment or benefits to any executive officer at, following, or in connection with a change in control of the Company, a change in an executive officer's responsibilities, or an executive officer's termination of employment, including resignation, severance, retirement, or constructive termination.

LOANS TO AND CERTAIN OTHER TRANSACTIONS
WITH EXECUTIVE OFFICERS AND DIRECTORS

Certain of the officers and directors of the Company, their associates or members of their families, were customers of, and have had transactions with, the Bank from time to time in the ordinary course of business, and additional transactions may be expected to take place in the ordinary course of business in the future. All loans and commitments included in such transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management of the Bank, such loan transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

During the past year, the Bank and the Company have maintained business relationships with certain companies partially owned or operated by members of the Board of Directors of the Company through the purchase of varying amounts of goods and services from such companies. All such business relationships have been entered into in the ordinary course of business of the Bank and the Company and, in the opinion of management, the prices charged for such goods and services have been at least as favorable to the Bank and the Company as prices generally charged by similar businesses in the area for such goods and services. Management of the Company anticipates that the Bank and the Company will continue to maintain such business relationships on a similar basis to the extent that such goods and services are required by the Bank and the Company in the future.

APPROVAL OF THE HILLS BANCORPORATION 2010 STOCK OPTION AND INCENTIVE PLAN

Summary of the Proposal

The Board of Directors of the Company has adopted the Hills Bancorporation 2010 Stock Option and Incentive Plan in the form attached hereto as an Exhibit A (for purposes of the Section of the proxy statement, the "Plan"), subject to approval of the Plan by the stockholders of the Company. The description that follows is qualified in its entirety by reference to the Plan as set forth in such exhibit. Subject to stockholder approval, the Plan is intended to succeed the Hills Bancorporation 2000 Stock Incentive Plan which expires in 2010 (the "2000 Plan"). In general, the proposed Plan authorizes the Company to award to select key employees and directors of the Company, options and restricted stock consisting of shares of the Company's common stock. The number of shares of common stock reserved for all awards under the plan is 94,000.

Stockholder approval of the Plan requires the affirmative vote of a majority of the shares present or represented and entitle to vote at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE HILLS BANCORPORATION 2010 STOCK OPTION AND INCENTIVE PLAN.

Description of the Plan

Purpose. The Board believes that, like the 2000 Plan, the proposed Plan will successfully advance the Company's long-term financial success by enabling it to attract and retain outstanding talent and motivate superior performance by encouraging and providing a means for Plan participants to obtain an ownership interest in the Company.

Administration. The Plan will be administered by a committee of the Board (the "Committee") which shall consist of two or more members of the Board. The Company presently intends for each of these directors to be a "nonemployee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). The Committee is responsible for interpreting and administering the Plan, including making all determinations necessary or advisable for such administration. The Plan will permit the granting of: (i) stock options, including incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code ("ISOs"), and (ii) restricted stock.

Eligibility and Participation. The Committee is authorized from time to time to grant awards under the Plan to such salaried employees (including executive officers) and non-employee directors of the Company and its subsidiary as the Committee, in its discretion, selects. These awards are not necessarily indicative of the number of participants or the number of awards which might be made under the proposed Plan. The Company cannot at this time identify the persons to whom awards will be granted; nor can the Company state the form or value of any such awards.

Share Limits. The aggregate number of shares of the Company's common stock issuable under all awards under the Plan is 94,000. Shares awarded under the Plan will be made available from authorized but unissued common stock or from common stock held in the treasury.

Options. The Plan authorizes the Committee to grant to employees options to purchase the Company's common stock which may be in the form of statutory stock options, including "incentive stock options" ("ISOs") or in the form of nonstatutory options. The Plan authorizes the Committee to grant only options other than ISOs to non-employee directors. The exercise price of options granted under the Plan (subject to amendment as discussed herein under the caption "Amendment and Adjustment") may not be less than the fair market value of such stock at the time the option is granted and once established may not be modified. Fair market value on any given date for this and other purposes of the Plan will be the mean between the highest and the lowest sale prices reported on such date or if there were no sales on such date, then the fair market value will be the mean between the bid and asked price on such date, or, if there is no bid and asked price on such date, then on the next prior business day on which there was a bid and asked price. If no such bid and asked price is available, then the fair market value will be as determined by the Committee in its sole and absolute discretion.

The Plan permits optionees, with certain exceptions, to pay the exercise price of options in cash, common stock of the Company (valued at its fair market value on the date of exercise and including stock received upon exercise of options under any Company option plan) or a combination thereof. Accordingly, any optionee who owns any Company common stock may generally, by using stock in payment of the exercise price of an option, receive, in one transaction or a series of essentially simultaneous transactions, without any cash payment of the purchase price, (i) Company common stock equivalent in value to the excess of the fair market value of the shares subject to exercised option rights over the exercise price of the option, plus (ii) a number of shares equal to that used to pay the exercise price.

Options will become exercisable on the date of grant or later and the term shall not extend later than ten years after the date of grant. Unless the Committee establishes otherwise at the time of the award, in the event of termination of employment because of death, stock options may be exercised by the participant's beneficiary within two years after death without regard to any holding period. Unless the Committee establishes otherwise at the time of the award, in the event of termination of employment because of disability, options generally may be exercised by the participant within one year after the termination of employment upon the same terms as if the holder remained an employee of the Company. In the event of termination for just cause, a participant's options immediately expire. In the event of any other kind of termination, a participant may exercise the options within three (3) months of such termination.

Restricted Stock. Restricted stock awards consisting of shares of Common Stock of the Company may be made under the Plan to key employees of the Bank. Such awards may be contingent on the employee's continuing employment or a director's continued service as a director with the Company or the Bank for a period to be specified in the award, and shall be subject to such additional terms and conditions, including performance requirements, as the Committee deems appropriate. Restricted stock may provide the recipient all of the rights of a shareholder of the Company, including the right to vote the shares and to receive any dividends, provided however, that restricted stock may not be transferred by the recipient until certain restrictions established by the Committee lapse. Upon termination of employment or service as a director during the restriction period, all restricted stock shall be forfeited, unless the Committee determines otherwise.

Stockholder Rights. Each participant shall have the right to receive dividends upon and to vote shares of common stock awarded during any restriction period. Optionees however, will not have rights as a stockholder prior to exercise. With limited exceptions, participants may not transfer, assign, pledge, or encumber awards under the Plan. Awards under the Plan shall be evidenced by written agreements.

Change in Control. In the event of a change in control of the Company, as defined in the Plan, the restrictions and vesting requirements of awards will lapse for a period of 60 days beginning on the date of the change in control and the value of awards may be paid to participants in cash.

The lapse of limitations and payments of the value of incentive shares in cash in the event of a change in control may have the incidental effect of increasing the net cost of such change in control and thus theoretically could render more difficult or discourage such a change in control, even if such change in control would be beneficial to stockholders generally.

Amendment and Adjustment. The Committee may suspend or terminate the Plan or any portion thereof at any time. No amendment, suspension or termination of the Plan may materially and adversely affect outstanding awards without the consent of the participant.

The Plan provides that in the event of a stock dividend or stock split, or a combination or other increase or reduction in the number of issued shares of the Company's common stock, the Board of Directors or the Committee may make adjustments in the number and type of shares authorized by the Plan and covered by outstanding awards under the Plan.

Duration of the Plan. The effective date of the Plan is the date upon which the Plan was adopted by the Board of Directors of the Company. The Plan terminates upon the expiration of ten years following the effective date of the Plan, unless sooner terminated by the Committee.

Federal Income Tax Consequences of Stock Options. The following briefly summarizes the federal income tax consequences of the issuance and exercise of stock options under the Plan. The following discussion does not purport to be complete and does not cover, among other things, the state, local, and foreign tax treatment associated with the grant and exercise of options.

Nonstatutory Options. With respect to nonstatutory options granted under the Plan, the Company understands that under existing federal income tax law: (i) no income will be recognized to the optionee at the time of grant; (ii) upon exercise of an option, the optionee will be required to treat as ordinary income the difference between the option price and fair market value of the stock purchased on the date of exercise, and the Company will be entitled to a deduction equal to such amount; and (iii) assuming the shares received upon exercise of such option constitute capital assets in the optionee's hands, any gain or loss upon disposition of the shares (measured by reference to the fair market value of the shares on the date of exercise) will be treated as capital gain or loss, which will be long-term if the shares have been held longer than one year. Any costs incurred in disposing of the shares will reduce the gain or increase the loss upon disposition of the shares.

Incentive Stock Options. ISOs under the Plan are intended to constitute "incentive stock options" under Section 422 of the Code. The Company understands that, if shares purchased pursuant to the exercise of an incentive stock option for cash are not disposed of by the optionee within two years from the date of grant of the option or within one year after the transfer of the shares to him, then for federal income tax purposes: (i) no income will be recognized to the optionee upon either the grant or the exercise of the option; (ii) any gain or loss will be recognized to the optionee only upon ultimate disposition of the shares, and assuming the shares constitute capital assets in the optionee's hands, will be treated as long-term capital gain or loss; and (iii) the Company will not be entitled to a federal income tax deduction in connection with the grant or the exercise of the option. The difference between the option price and the fair market value of the shares acquired upon exercise of such an option is considered an item of adjustment for purposes of the Alternative Minimum Tax under the Code.

The Company further understands that, if the optionee disposes of the shares acquired by exercise of an incentive stock option before the expiration of the required holding period, the optionee must treat as ordinary income in the year of such disposition an amount equal to the difference between the option price and the lesser of the fair market value of the shares on the date of exercise or the selling price. The balance of the optionee's gain on such disposition, if any, will be taxed as capital gain. The Company will be entitled to a deduction in the year of the disposition equal to the amount of ordinary income recognized to the optionee.

Exercise by Delivery of Previously Acquired Shares. Generally, no gain or loss will be recognized by an optionee upon the transfer to the Company of previously acquired shares of common stock (the "Old Shares") in payment of all or a portion of the exercise price of shares of common stock (the "New Shares") acquired through the exercise of an option. The optionee's basis and holding period in the Old Shares are transferred to that number of New Shares that equals the number of Old Shares tendered in payment of the exercise price. Additional New Shares have a basis equal to any income recognized by the optionee on exercise plus any cash paid in payment of the exercise price. However, if Old Shares are used to exercise an incentive stock option, the disposition of the Old Shares will be taxable generally in accordance with the rules discussed above if the Old Shares were acquired pursuant to the exercise of an incentive stock option and have not been held for the requisite holding period.

Tax Withholding. Under the Code, tax withholding by the Company is required with respect to the amount of compensation realized by optionees under the Plan. Under the Plan, the Company may permit the optionee to have the Company withhold all or a portion of the shares of the Company which the optionee acquires upon the exercise of an option to satisfy estimated or actual federal, state or local income taxes. The Company may also permit the optionee to deliver other previously acquires shares for the purpose of tax withholding.

Section 409A. Section 409A of the Code governs the deferral of compensation when a directors, officer or employee has a legally binding right to compensation that is payable in a future year. Section 409A imposes requirements with respect to deferral elections, payment events and payment elections. If any of the Awards become subject to Section 409A (such as through an installment payout), a Participant who is a "specified employee" (as defined in Section 409A) may be required to wait six (6) months to receive the payment.

AUDIT COMMITTEE

Audit Committee Report

The report of the Audit Committee that follows shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or future filings into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

March 10, 2010

To the Board of Directors:

The Audit Committee consists of the following members of the Board of Directors: Thomas J. Gill, James A. Nowak and Ann Marie Rhodes. Each of the members of the Audit Committee is independent as defined under the rules of the NASDAQ Stock Market.

We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2009.

We have discussed with the independent auditors, KPMG LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Auditing Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures from KPMG LLP provided in accordance with the applicable requirements of Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, issued by the Public Company Accounting Oversight Board and we have discussed with the auditors the auditors' independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee

Thomas J. Gill, D.D.S. James A. Nowak Ann Marie Rhodes

Audit and Other Fees
Aggregate fees billed to the Company for the years ending December 31, 2009 and 2008 by the Company's independent registered public accounting firm, KPMG LLP ("KPMG"):

	Years Ended December 31,
	2009	2008
Audit fees (1)	$109,100	$104,440
Audit-related fees (2)	87,400	87,450
Tax fees (3)	14,500	8,500
Total Fees	$211,000	$200,390

NOTES:

(1)
Audit fees related to the audit of the Company's annual financial statements for the fiscal years 2009 and 2008 and for its required reviews of the Company's unaudited interim financial statements included in its Form 10-Q for the years 2009 and 2008.

(2)
The audit-related fees related to the audit of the effectiveness of the Company's internal control over financial reporting conducted in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and services relating to evaluation of the Company's internal controls as required by the Federal Deposit Insurance Corporation Improvement Act, as amended.

(3)	Tax fees generally related to professional service rendered for tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval Policy

The Company's Audit Committee pre-approves all audit, audit-related, tax and other services proposed to be provided by the Company's independent registered public accounting firm prior to engaging the independent registered public accounting firm for that purpose. The charter of the Audit Committee sets forth this approval requirement. All of the audit fees, audit-related fees and the tax fees for 2009 and 2008 were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

PROPOSALS BY SHAREHOLDERS

Shareholder proposals intended to be presented at the Annual Meeting of Shareholders to be held in 2011 must be received by the Company no later than November 15, 2010 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Proposals should be submitted to the Company at its principal executive offices at 131 Main Street, Hills, Iowa 52235.

BOARD NOMINATING PROCESS

The Company does not have a standing nominating committee of the Board of Directors or a committee performing similar functions. Historically, changes in the membership of the Company's Board of Directors have been relatively infrequent. In the view of the Board of Directors, the amount of nominating activity does not justify the establishment of such a committee. The Board of Directors has directly performed, and expects that it will continue to be capable of directly performing, all nominating functions. Therefore, the Board of Directors has concluded that such a committee is not needed. In connection with its performance of such nominating functions, the Board of Directors does not have a charter.

All directors participate in the consideration of director nominees. Each of the directors, with the exception of Mr. Seegmiller, is independent as defined under the rules of the NASDAQ Stock Market. If one or more positions on the Board of Directors were to become vacant for any reason, the vacancy would be filled by the Board of Directors, and in such event all directors would participate in the selection of a person to fill each such vacancy.

The Board will utilize a variety of methods for identifying and evaluating candidates for director. The size of the Board is established by the Company's bylaws. In the event an anticipated vacancy would reduce the number of directors to less than eleven, the Board will consider various potential candidates for director. Candidates may come to the attention of the committee through current Board members, shareholders, or other persons. The Board has never paid fees to any third party to identify, evaluate, or to assist in identifying or evaluating, potential nominees, and it does not anticipate that it will be necessary to do so in the future.

The Board is not obligated to nominate any candidate for election. Candidates will be evaluated at meetings of the Board. In evaluating possible candidates for membership on the Board of Directors, the Board will seek to achieve a balance of knowledge, experience, and capability on the Board and will consider the qualifications of possible candidates based on the criteria described below. Members of the Board should have the highest professional and personal ethics and values, excellent personal and professional reputations, and must satisfy all regulatory requirements to serve as directors. They should have broad experience at the policy-making level in business, government, education, technology, or public interest. They should be committed to furthering the long-term as well as short-term interest of the Company and its shareholders, and in doing so they should be willing to consider the effect of any action on the Company's shareholders, employees, suppliers, creditors and customers, and on the communities in which the Company and its subsidiary operate. They should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all directors' duties. It is a requirement that members of the Board reside within the trade area of the Bank and the Company. The Board of Directors reserves the right to modify these qualifications from time to time.

In general, advance notice of the shareholder's intention to nominate a candidate for election to the Board must be given to the Company's Treasurer. In order to be considered for nomination by the Board of Directors in connection with the Annual Meeting of Shareholders to be held in 2011, such advance notice of nominations must be received by the Company no later than November 15, 2010. A shareholder's advance notice of nomination should set forth: (i) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected); and (ii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such shareholder, as they appear on the Company's books, and of such beneficial owner, (B) the number of shares of Common Stock that are owned (beneficially or of record) by such shareholder and such beneficial owner, (C) a description of all arrangements or understandings between such shareholder and such beneficial owner and any other person or persons (including their names) in connection with the nomination, and (D) a representation that such shareholder or its agent or designee intends to appear in person or by proxy at the annual meeting to place such candidate in nomination for election as a director.

The Board of Directors held one meeting to nominate the three candidates to be presented to the shareholders as reflected in Proposal #1 in this Proxy Statement.

COMMUNICATION WITH THE BOARD OF DIRECTORS

The Board of Directors has established a process for shareholders of the Company to send communications to the Board. Any shareholder desiring to communicate with the Board or one or more individual Board members may write to the Treasurer of the Company at the following address:

Hills Bancorporation Board of Directors c/o Treasurer 131 Main Street
Hills, IA 52235

The Treasurer of the Company has been instructed to forward all such communications to all Board members. The Board of Directors has adopted a policy requiring that a copy of all communications addressed to any member of the Board of Directors in his or her capacity as a director be promptly provided to the Treasurer of the Company for distribution to all other members of the Board of Directors. All directors will review any communication from a shareholder directed to the Board of Directors or to any one or more individual Board members in such capacity. The President and Chief Executive Officer of the Company will determine if any shareholder communication not addressed to Board members should be reviewed by the Board.
AVAILABILITY OF FORM 10-K REPORT

Copies of the Company's Annual Report to the Securities and Exchange Commission (Form 10-K), including the financial statements and schedules thereto, for the fiscal year of the Company ended December 31, 2009, are made available by the Company, through its internet website (www.hillsbank.com) free of charge, by a link to the internet website of the Securities and Exchange Commission (www.sec.gov).

OTHER MATTERS

Management of the Company knows of no other matters which will be presented for consideration at the Annual Meeting of Shareholders other than those stated in the Notice of Annual Meeting which is part of this Proxy Statement, and management does not intend itself to present any such other business. If any other matters do properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their judgment. The proxy will also have the power to vote for the adjournment of the meeting from time to time.

A copy of the Annual Report of the Company for the year ended December 31, 2009, is mailed to shareholders together with this Proxy Statement. Such report is not incorporated in this Proxy Statement and is not to be considered a part of the proxy soliciting material.

By Order of the Board of Directors
/s/ Dwight O. Seegmiller President
Dwight O. Seegmiller President
March 19, 2010
Hills, Iowa

Exhibit A

HILLS BANCORPORATION
2010 STOCK OPTION AND INCENTIVE PLAN

1.	Purpose of the Plan.

The purpose of this Hills Bancorporation 2010 Stock Option and Incentive Plan (the "Plan") is to advance the interests of the Company through providing select key Employees and Directors of the Company and its Affiliates with the opportunity to acquire Shares. By encouraging such stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to Directors and key Employees of the Company or any Affiliate to promote the success of the business.

2.	Definitions.

As used herein, the following definitions shall apply.

(a)       "Affiliate" shall mean any "parent corporation" or "subsidiary corporation" of the Company, as such terms are defined in Section 424(e) and (f), respectively, of the Code.

(b)       "Agreement" shall mean a written agreement entered into in accordance with Paragraph 5(c).

(c)       "Awards" shall mean Options, including ISO and Non-ISO Options and Restricted Stock as the context indicates.

(d)       "Board" shall mean the Board of Directors of the Company.

(e)       "Change in Control" shall mean any one of the following events: (i) the acquisition (A) of ownership, holding or power to vote more than 50% of the Company's voting stock, (B) of the ability to control the election of a majority of the Company's directors, or (C) of a controlling influence over the management or policies of the Company by any person or by persons acting as a group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the Continuing Directors) cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of this subparagraph only, the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The decision of the Committee as to whether a change in control has occurred shall be conclusive and binding.

(f)       "Code" shall mean the Internal Revenue Code of 1986, as amended.

(g)       "Committee" shall mean the Committee appointed by the Board in accordance with Paragraph 5(a) hereof.

(h)       "Common Stock" shall mean any class of the common stock, no par value per share, of the Company.

(i)       "Company" shall mean Hills Bancorporation.

(j) "Continuous Service" shall mean the absence of any interruption or termination of service as an Employee or Director of the Company or an Affiliate. Continuous Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of transfers between payroll locations of the Company or between the Company, an Affiliate or a successor.

(k)  "Director" shall mean any member of the Board, and any member of the board of directors of any Affiliate.

(l) "Disinterested Person" shall mean any non-employee member of the Board of Directors of the Company. For purposes of this Plan, a non-employee member of the Board of Directors shall have the same meaning as the term "Non-Employee Director" defined in Rule 16b-3.

(m) "Effective Date" shall mean the date specified in Paragraph 14 hereof.

(n)  "Employee" shall mean any person employed by the Company or an Affiliate.

(o) "Exercise Price" shall mean the price per Optioned Share at which an Option may be exercised.

(p) "ISO" means an option to purchase Common Stock which meets the requirements set forth in the Plan, and which is intended to be and is identified as an "incentive stock option" within the meaning of Section 422 of the Code.

(q) "Market Value" shall mean the fair market value of the Common Stock, as determined under Paragraph 7(b) hereof.

(r) "Non-ISO" means an option to purchase Common Stock which meets the requirements set forth in the Plan but which is not intended to be and is not identified as an ISO.

(s)   "Option" means an ISO and/or a Non-ISO.

(t)   "Optioned Shares" shall mean Shares subject to an Award granted pursuant to this Plan. (u)  "Participant" shall mean any person who receives an Award pursuant to the Plan. (v)  "Plan" shall mean this Hills Bancorporation 2010 Stock Option and Incentive Plan. (w) "Restricted Stock" shall mean any Share granted under Section 9 of the Plan.

(x) "Rule 16b-3" shall mean Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

(y) "Share" shall mean one share of Common Stock.

3.	Term of the Plan and Awards.

(a)  Term of the Plan. The Plan shall continue in effect for a term of ten years from the Effective Date, unless sooner terminated pursuant to Paragraph 16 hereof. No Award shall be granted under the Plan after ten years from the Effective Date.

(b)  Term of Awards. The term of each Award granted under the Plan shall be established by the Committee, but shall not exceed 10 years; provided, however, that in the case of an Employee who owns Shares representing more than 10% of the outstanding Common Stock at the time an ISO is granted, the term of such ISO shall not exceed five years.

4.	Shares Subject to the Plan.

Except as otherwise required by the provisions of Paragraph 11 hereof, the aggregate number of Shares deliverable pursuant to Awards shall not exceed 94,000 Shares, which equals 2.13% of the Shares currently issued and outstanding on a fully diluted basis. If any Awards should expire, become unexercisable, or be forfeited for any reason without having been exercised or become vested in full, the Optioned Shares shall, unless the Plan shall have been terminated, be available for the grant of additional Awards under the Plan.

5.	Administration of the Plan.

(a)  Composition of the Committee. The Plan shall be administered by the Compensation and Incentive Committee of the Board of Directors. The Committee consists of all non-employee Directors of the Company.

(b)  Powers of the Committee. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion to: (i) select Participants and grant Awards, (ii) determine the form and content of Awards to be issued in the form of Agreements under the Plan, (iii) interpret the Plan, (iv) prescribe, amend and rescind rules and regulations relating to the Plan, and (v) make other determinations necessary or advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee.

(c)  Agreement. Each Award shall be evidenced by a written agreement containing such provisions as may be approved by the Committee. Each such Agreement shall constitute a binding contract between the Company and the Participant, and every Participant, upon acceptance of such Agreement, shall be bound by the terms and restrictions of the Plan and of such Agreement. The terms of each such Agreement shall be in accordance with the Plan, but each Agreement may include such additional provisions and restrictions by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan. In particular, the Committee shall set forth in each Agreement: (i) the Exercise Price of an Option, (ii) the number of Shares subject to, and the expiration date of, the Award, (iii) the manner, time and rate (cumulative or otherwise) of exercise or vesting of such Award, and (iv) the restrictions, if any, to be placed upon such Award or upon Shares which may be issued upon exercise of such Award.

The Chairman of the Committee and such other Directors and officers as shall be designated by the Committee are hereby authorized to execute Agreements on behalf of the Company and to cause them to be delivered to the recipients of Awards.

(d)      Effect of the Committee's Decisions. All decisions, determinations and interpretations of the Committee shall be final and conclusive on all persons affected thereby.

(e)      Indemnification. In addition to such other rights of indemnification as they may have, the members of the Committee shall be identified by the Company in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Award granted hereunder to the full extent provided for under the Company's governing instruments with respect to the indemnification of Directors.

6.	Grant of Options.

(a)  General Rule. Only Employees shall be eligible to receive discretionary grants of ISO Options pursuant to the Plan. The Committee may make discretionary grants of Non-ISO Options to those Employees and Non-Employee Directors of the Company or its Affiliates who, in the opinion of the Committee, have the capacity for contributing to the successful performance of the Company or its Affiliates. Committee members may make grants of Non-ISO Options to themselves provided that such grants are approved by the vote of the entire Board of Directors. All grants of Non-ISO Options shall be subject to an Agreement with the Participants whereby one or more of the exemptions to Rule 16b-3 is met, which may include a requirement that the Participant not sell or otherwise dispose of such Option or Optioned Shares within six months from the date of grant of the Option to the Participant.

(b)  Special Rules for ISOs. The aggregate Market Value, as of the date the Option is granted, of the Shares with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (under all incentive stock option plans, as defined in Section 422 of the Code, of the Company or any present or future Parent or Subsidiary of the Company) shall not exceed $100,000. Notwithstanding the foregoing, the Committee may grant Options in excess of the foregoing limitations, in which case such Options granted in excess of such limitation shall be Options which are
Non-ISOs.

7.	Exercise Price for Options.

(a)  Limits on Committee Discretion. The Exercise Price as to any particular Non-ISO shall not be less than 100% of the Market Value of the Optioned Shares on the date of grant. The Exercise Price as to any particular ISO shall not be less than Market Value of the Optioned Shares on the date of grant. In the case of an Employee who owns Shares representing more than 10% of the Company's outstanding Shares of Common Stock at the time an ISO is granted, the Exercise Price shall not be less than 110% of the Market Value of the Optioned Shares at the time the ISO is granted.

(b)  If the Common Stock is listed on a national securities exchange (including the NASDAQ Global Market System) on the date in question, then the Market Value per Share shall be the average of the highest and lowest selling price on such exchange on such date, or if there were no sales on such date, then the Exercise Price shall be the Mean between the bid and asked price on such date. If the Common Stock is traded otherwise than on a national securities exchange on the date in question, then the Market Value per Share shall be the mean between the bid and asked price on such date, or, if there is no bid and asked price on such date, then on the next prior business day on which there was a bid and asked price. If no such bid and asked price is available, then the Market Value per Share shall be its fair market value as determined by the Committee in its sole and absolute discretion.

8.	Exercise of Options.

(a)  Generally. Any Option granted hereunder shall be exercisable at such times and under such conditions as shall be permissible under the terms of the Plan and of the Agreement granted to a Participant. An Option may not be exercised for a fractional Share.

(b)  Procedure for Exercise. A Participant may exercise Options, subject to provisions relative to its termination and limitations on its exercise, only by (1) written notice of intent to exercise the Option with respect to a specified number of Shares, and (2) payment to the Company (contemporaneously with delivery of such notice) in cash, in Common Stock, or a combination of cash and Common Stock, of the amount of the Exercise Price for the number of Shares with respect to which the Option is then being exercised. Each such notice (and payment where required) shall be delivered, or mailed by prepaid registered or certified mail, addressed to the Treasurer of the Company at the Company's executive offices. Common Stock utilized in full or partial payment of the Exercise Price for Options shall be valued at its Market Value at the date of exercise.

(c)  Period of Exercisability. Except to the extent otherwise provided in the terms of an Agreement, an ISO may be exercised by a Participant only while he or she is an Employee and has maintained Continuous Service from the date of the grant of the Option, or within three months after termination of such Continuous Service (but not later than the date on which the Option would otherwise expire), except if the Employee's Continuous Service terminates by reason of:

(1)  "Just Cause" which for purposes hereof shall have the meaning set forth in any unexpired employment or severance agreement between the Participant and the Company (and, in the absence of any such agreement, shall mean termination because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order), then the Participant's rights to exercise such Option shall expire on the date of such termination;

(2)  death, then to the extent that the Participant would have been entitled to exercise the Option immediately prior to his death, such Option of the deceased Participant may be exercised within two years from the date of his death (but not later than the date on which the Option would otherwise expire) by the personal representatives of his estate or person or persons to whom his rights under such Option shall have passed by will or by laws of descent and distribution;

(3)  Permanent and Total Disability (as such term is defined in Section 422(e)(3) of the Code), then to the extent that the Participant would have been entitled to exercise the Option immediately prior to his Permanent and Total Disability, such Option may be exercised within one year from the date of such Permanent and Total Disability, but not later than the date on which the Option would otherwise expire.

Notwithstanding the provisions of any Option permitting its exercise in installments as designated by the Committee, such Option shall become immediately exercisable upon the Participant's death or Permanent and Total Disability.

(d)      Effect of the Committee's Decisions. The Committee's determination whether a Participant's Continuous Service has ceased, and the effective date thereof shall be final and conclusive on all persons affected thereby.

9.	Grant of Restricted Stock.

(a)  Issuance. The Committee is hereby authorized to grant Awards of Restricted Stock to Participants.

(b)  Restrictions. Shares of Restricted Stock shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c)  Registration. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(d)  Forfeiture. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) for any reason during the applicable restriction period, all Shares of Restricted Stock still subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be delivered to the holder of Restricted Stock promptly after such Restricted Stock shall become free of any applicable restrictions.

10.	Change in Control.

(a)  General Rule. Notwithstanding the provisions of any Award which provides for its exercise or vesting in installments, for a period of 60 days beginning on the date of a Change in Control, all Options shall be immediately exercisable and fully vested. The Participant shall, at the discretion of the Committee, be entitled to receive cash in an amount equal to the excess of the Market Value of the Common Stock subject to such Option over the Exercise Price of such Shares, in exchange for the cancellation of such Options by the Participant.

(b)  Exception to General Rule. Notwithstanding subparagraph (a) of this Paragraph, in no event may an Option be canceled in exchange for cash within the six-month period following the date of its grant.

11.	Effect of Changes in Common Stock Subject to the Plan.

(a)  Recapitalizations; Stock Splits, Etc. The number and kind of Shares reserved for issuance under the Plan, and the Exercise Price, number and kind of Shares subject to outstanding Awards shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company.

(b)  Transactions in which the Company is Not the Surviving Entity. In the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Company's assets (any of the foregoing to be referred to herein as a "Transaction"), all outstanding Awards shall be surrendered. With respect to each Award so surrendered, the Committee shall in its sole and absolute discretion determine whether the holder of the surrendered Award shall receive:

(1)  for each Share then subject to an outstanding Award the number and kind of shares into which each outstanding Share (other than Shares held by dissenting stockholders) is changed or exchanged, together with appropriate adjustments to the Exercise Price in the case of Options; or

(2)  a cash payment (from the Company or the successor corporation), in an amount equal to the Market Value of the Shares subject to the Award on the date of the Transaction, less the Exercise Price of the Award in the case of Options.

(c)  Special Rule for ISOs. Any adjustment made pursuant to subparagraphs (a) or (b)(1) hereof shall be made in such a manner as not to constitute, a modification, within the meaning, of Section 424(h) of the Code, of outstanding
ISOs.

(d)  Conditions and Restrictions on New, Additional, or Different Shares or Securities. If, by reason of any adjustment made pursuant to this Paragraph, a Participant becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares pursuant to the Award before the adjustment was made.

(e)  Other Issuances. Except as expressly provided in this Paragraph, the issuance by the Company or an Affiliate of shares of stock of any class, or of securities convertible into Shares or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, shall not affect, and no adjustment shall be made with respect to, the number, class, or Exercise Price of Shares then subject to Awards or reserved for issuance under the Plan.

12.	Non-Transferability of Awards.

Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, or pursuant to the terms of a qualified domestic relations orders (within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder).

13.	Time of Granting Awards.

The date of grant of an Award shall, for all purposes, be the later of the date on which the Committee makes the determination of granting such Award, and the Effective Date. Notice of the determination shall be given to each Participant to whom an Award is so granted within a reasonable time after the date of such grant.

14.	Effective Date.

The Plan shall become effective upon the adoption of the Plan by the Board provided that the Plan is ratified by the Shareholders of the Company within twelve months following the Board's adoption of the Plan.

15.	Modification of Awards.

At any time, and from time to time, the Board may authorize the Committee to direct execution of an instrument providing for the modification of any outstanding Award, provided no such modification shall confer on the holder of said Award any right or benefit which could not be conferred on him by the grant of a new Award at such time, or impair the Award, without the consent of the holder of the Award.

16.	Amendment and Termination of the Plan.

The Board may from time to time amend the terms of the Plan and, with respect to any Shares at the time not subject to Awards, suspend or terminate the Plan.

No amendment, suspension or termination of the Plan shall, without the consent of any affected holders of an Award, alter or impair any rights or obligations under any Award theretofore granted.

17.	Conditions Upon Issuance of Shares.

(a)  Compliance with Securities Laws. Shares of Common Stock shall not be issued with respect to any Award unless the issuance and delivery of such Shares shall comply with any relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange upon which the Shares may then be listed. The Plan is intended to comply with Rule 16b-3, and any provision of the Plan which the Committee determines in its sole and absolute discretion to be inconsistent with said Rule shall, to the extent of such inconsistency, be inoperative and null and void, and shall not affect the validity of the remaining provisions of the Plan.

(b)  Special Circumstances. The inability of the Company to obtain approval from any regulatory body or authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of such Shares. As a condition to the exercise of an Option, the Company may require the person exercising the Option to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities law.

(c)  Committee Discretion. The Committee shall have the discretionary authority to impose in Agreements such restrictions on Shares as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions.

18.	Reservation of Shares.

The Company, during the term of the Plan, will reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.

19.	Withholding Tax.

The Company's obligation to deliver Shares upon exercise of Options shall be subject to the Participant's satisfaction of all applicable federal, state and local income and employment tax withholding obligations. The Committee, in its discretion, may permit the Participant to satisfy the obligation, in whole or in part, by irrevocably electing to have the Company withhold Shares, or to deliver to the Company Shares that the Participant already owns, having a value equal to the amount required to be withheld. The value of Shares to be withheld, or delivered to the Company, shall be based on the Market Value of the Shares on the date the amount of tax to be withheld is to be determined. As as alternative, the Company may retain, or sell without notice, a number of such Shares sufficient to cover the amount required to be withheld.

20.	No Employment or Other Rights.

In no event shall an Employee's or Director's eligibility to participate or participation in the Plan create or be deemed to create any legal or equitable right of the Employee, Director, or any other party to continue service with the Company or any Affiliate. No Employee or Director shall have a right to be granted an Award or, having received an Award, the right to again be granted an Award. However, an Employee or Director who has been granted an Award may, if otherwise eligible, be granted an additional Award or Awards.

21.	Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Iowa and applicable federal law.

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